Exhibit 99.1

For Release:	July 28, 2005
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES SECOND QUARTER 2005 RESULTS

- Net Income Increases 191.7% from Prior Year on 8.7% Gross Margin Increase and 6.6% Total Expense Reduction –

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported net income of $14.0 million, or $0.13 per diluted share, for the second quarter 2005, an increase of $9.2 million when compared to net income of $4.8 million, or $0.02 per diluted share, for the second quarter 2004, and an increase of 10.2% from net income of $12.7 million, or $0.13 per diluted share, for the first quarter 2005.

Gross margin, which represents total revenues less cost of revenues, was $130.4 million for the second quarter 2005, an increase of 8.7% from $120.0 million in the year ago period, and an increase of 3.2% from $126.3 million in the first quarter 2005.

Included in second quarter 2005 total expenses are $5.9 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. Additionally, second quarter 2005 results included a pre-tax charge of $7.4 million related to the restructuring of the $240 million Subordinated Notes in connection with the financing of the INET acquisition. These items, in total, reduced diluted earnings per share by $0.08 for the second quarter 2005.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “NASDAQ’s consecutive string of strong quarters demonstrates the continued execution of our plan to improve profitability. For the third straight quarter we’ve been able to grow the top line and improve net income. And we’ve made these improvements while successfully integrating Brut into our operations, which has laid the groundwork for the acquisition of INET. Looking into the second half of the year, NASDAQ remains squarely focused on continuing to strengthen the competitiveness of our business model.”

Second Quarter 2005 Highlights

•	Improved financial results for the third consecutive quarter. Sequential growth was reported for gross margin and net income despite an 11% decline in average daily share volume. NASDAQ also continued to execute on its cost reduction strategy.

•	Entered into an agreement to acquire the INET ECN, subject to customary closing conditions. The combination of NASDAQ and INET will provide investors with a technologically superior trading platform designed to compete effectively in a post-Regulation NMS environment.

•	Launched a new service for NASDAQ customers to trade securities listed on the New York Stock Exchange. Recent share volume handled by NASDAQ has grown to average more than 100 million shares per day.

•	Announced the launch of the Independent Research Network, a joint venture with Reuters to help public companies obtain independent analyst coverage.

•	Reported, on June 24th, a record day on NASDAQ’s Closing Cross. For the second consecutive year, NASDAQ was used to calculate the entire family of Russell Indexes during their annual reconstitution. A total of approximately 428.5 million shares representing $5.8 billion were executed in the Closing Cross in 6 seconds.

Charges Associated with Cost Reduction Program

Included in total expenses for the second quarter 2005 are pre-tax charges of $5.9 million as part of NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations:

•	Technology Review – NASDAQ took charges of $3.6 million in the quarter associated with its technology review, in which it changed the estimated useful life of certain assets as it migrates to lower cost operating platforms and processes.

•	Real Estate – NASDAQ took charges of $1.1 million in the quarter as part of its real estate consolidation plans, including accelerated depreciation and office space consolidation.

•	Severance – NASDAQ took $1.2 million in severance charges in the quarter.

Including $7.5 million of similar expenses taken in the first quarter, NASDAQ has recorded $13.4 million of pre-tax charges through the second quarter 2005.

2005 Outlook

NASDAQ has revised upward its expectation of the following results for the full-year 2005:

•	Net income in the range of $47.0 million to $51.0 million for the year, or approximately $0.45 to $0.49 per diluted share, including the impact of charges associated with NASDAQ’s cost reduction program, noted below.

•	Gross margin in the range of $492.0 million to $502.0 million.

•	Total expenses are projected to decline to a range of $403.0 million to $413.0 million.

•	Included in 2005 total expense projections are approximately $22.0 million to $25.0 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. These charges include:

•	Approximately $12.5 million to $13.5 million in depreciation associated with NASDAQ’s decision to migrate to less expensive technology operating platforms.

•	Approximately $6.5 million to $7.5 million in depreciation and non-cash charges related to NASDAQ’s plans to exit certain real estate facilities.

•	Approximately $3.0 million to $4.0 million in severance expenses associated with NASDAQ’s plans for work force reductions.

The impact of these charges is expected to be in the range of $0.12 to $0.14 per diluted share for the year. These expenses do not include the $7.4 million charge related to the debt restructuring taken this quarter.

NASDAQ’s Chief Financial Officer, David Warren, commented, “NASDAQ’s strong second quarter performance reflects the consistent implementation of our road map initiative to remove costs, streamline processes, and improve productivity. During the quarter we achieved further reductions in ongoing operating expenses, strengthening our operating model, increasing our competitiveness and delivering solid earnings growth. As a result of our positive first half performance we are revising our full-year guidance for 2005.”

Q2 Financial Review

Total Revenues and Gross Margin – Beginning with third quarter 2004 results, NASDAQ began reporting cost of revenues and gross margin associated with Brut’s operations. Revenues from transactions executed through Brut were recorded on a gross basis in revenues and expenses such as liquidity rebate payments were recorded as cost of revenues as Brut acts as principal. Prior to the second quarter 2005, NASDAQ’s other execution revenues were reported net of liquidity rebates as NASDAQ does not act as principal. However, in the second quarter 2005, as a result of NASDAQ’s new Limitation of

Liability Rule, NASDAQ has recorded all execution revenues from transactions executed through the Nasdaq Market Center on a gross basis in revenues and has recorded liquidity rebate payments from transactions executed through the NASDAQ Market Center as cost of revenues as NASDAQ now has certain risk associated with trade execution subject to rule limitations. This change was made on a prospective basis beginning April 1, 2005 as required under U.S. generally accepted accounting principles.

For the second quarter 2005, gross margin was $130.4 million versus $120.0 million in the year ago period and $126.3 million in first quarter 2005.

•	Market Services – Gross margin increased 7.8% to $74.3 million from $68.9 million in the year-ago period and increased 4.4% from the prior quarter. Of this, NASDAQ Market Center gross margin decreased slightly to $44.7 million from $45.1 million in the year-ago quarter and increased 6.4% from $42.0 million last quarter. The decrease from the year-ago period is driven by fee reductions for the NASDAQ Market Center introduced in 2004 and a decline in the subscriber base for Access Services legacy products, which is being discontinued. This was mostly offset by higher transaction volumes resulting from synergies realized through the Brut acquisition. Market Services Subscriptions revenues, net of revenue sharing plans, increased 17.2% to $25.2 million from $21.5 million in the year-ago quarter and increased 1.6% from $24.8 million last quarter due to primarily to decreased sharing under the Unlisted Trading Privileges (“UTP”) Plan as a result of stronger market share and changes in revenue sharing under the NASDAQ General Revenue Sharing Program.

•	Issuer Services – Revenues increased 9.8% to $56.1 million from $51.1 million in the year-ago period and increased 2.2% from $54.9 million in the prior quarter. Of this, Corporate Client Group revenues increased 11.7% to $46.0 million from $41.2 million in the year-ago quarter and increased 1.8% from $45.2 million in the prior quarter due primarily to an increase in annual fees for listed companies. NASDAQ Financial Products revenues increased 2.0% to $10.1 million from $9.9 million in the year-ago quarter and increased 4.1% from $9.7 million in the prior quarter.

Total Expenses – Total expenses decreased 6.6% to $104.1 million from $111.4 million in the year-ago quarter and increased slightly from the prior quarter. Expense reductions when compared to the year-ago quarter are being driven by NASDAQ’s cost reduction program. The expense increase from the prior quarter is driven by the previously noted $7.4 million charge related to the restructuring of the $240 million Subordinated Note, which is included in general and administrative expense in the Condensed Consolidated Statements of Income.

Earnings Per Share

As stated above, second quarter earnings per diluted share of $0.13 are favorable when compared to $0.02 per diluted share reported for the second quarter of 2004, and flat with $0.13 per diluted share reported for the first quarter 2005. NASDAQ’s weighted average shares outstanding used to calculate diluted earnings per share increased to 109.9 million from 78.9 million last year and 92.6 million last quarter, due primarily to the dilutive impact of the convertible notes and warrants issued in April 2005 in connection with the INET acquisition.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change and generally do not include results of INET and are subject to change if the INET transaction is consummated. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues
Market Services	$163.6	$125.1	$68.9	$288.7	$145.0
Issuer Services	56.1	54.9	51.1	110.9	103.3
Other	—	0.2	—	0.2	0.1

Total revenues	219.7	180.2	120.0	399.8	248.4
Cost of revenues
Liquidity rebates	(69.2)	(35.4)	—	(104.5)	—
Brokerage, clearing and exchange fees	(20.1)	(18.5)	—	(38.6)	—

Total cost of revenues	(89.3)	(53.9)	—	(143.1)	—

Gross margin	130.4	126.3	120.0	256.7	248.4

Expenses
Compensation and benefits	36.9	37.3	36.9	74.2	74.3
Marketing and advertising	2.0	1.3	3.6	3.4	6.2
Depreciation and amortization	14.9	18.2	16.5	33.1	36.1
Professional and contract services	7.0	7.0	4.7	14.0	9.9
Computer operations and data communications	15.9	16.2	27.4	32.1	58.6
Provision for bad debts	(0.7)	0.6	0.4	(0.2)	0.6
Occupancy	7.1	7.1	6.9	14.2	14.2
General and administrative	10.6	5.4	3.3	16.0	8.2

Total direct expenses	93.7	93.1	99.7	186.8	208.1
Support costs from related parties, net	10.4	10.4	11.7	20.8	23.2

Total expenses	104.1	103.5	111.4	207.6	231.3

Operating income	26.3	22.8	8.6	49.1	17.1
Interest income	3.1	1.4	1.7	4.5	3.1
Interest expense	(4.6)	(2.9)	(2.9)	(7.5)	(5.7)

Pre-tax operating income	24.8	21.3	7.4	46.1	14.5
Income tax provision	10.8	8.6	2.6	19.4	5.1

Net income	$14.0	$12.7	$4.8	$26.7	$9.4

Net income applicable to common stockholders:
Net income	$14.0	$12.7	$4.8	$26.7	$9.4
Preferred stock:
Dividends declared	(0.8)	(1.0)	(3.5)	(1.8)	(6.3)
Accretion of preferred stock	(1.5)	(0.9)	—	(2.3)	—

Net income applicable to common stockholders	$11.7	$10.8	$1.3	$22.6	$3.1

Basic and diluted earnings per share:
Basic	$0.15	$0.14	$0.02	$0.28	$0.04

Diluted	$0.13	$0.13	$0.02	$0.26	$0.04

Weighted average common shares outstanding for earnings per share:
Basic	79.4	79.0	78.5	79.2	78.5
Diluted	109.9	92.6	78.9	101.0	79.1

Other Drivers
Average daily share volume	1,781	2,004	1,747	1,890	1,892

Percentage of share volume of NASDAQ-listed securities reported to the NASDAQ Market Center	55.7%	54.9%	47.9%	55.3%	49.3%

Initial Public Offerings	25	20	38	45	64
Secondary Offerings	50	45	59	95	135
Number of Listed Companies	3,241	3,247	3,298	3,241	3,298

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$304.3	$58.2
Investments:
Available-for-sale, at fair value	215.4	174.9
Held-to-maturity, at amortized cost	30.6	28.6
Receivables, net	112.9	104.3
Receivables from related parties	—	3.2
Deferred tax asset	7.5	24.2
Other current assets	25.7	12.8

Total current assets	696.4	406.2
Held-to-maturity investments, at amortized cost	—	2.0
Property and equipment:
Land, buildings and improvements	79.6	97.3
Data processing equipment and software	211.6	205.3
Furniture, equipment and leasehold improvements	125.8	140.0

	417.0	442.6
Less accumulated depreciation and amortization	(282.3)	(268.8)

Total property and equipment, net	134.7	173.8
Non-current deferred tax asset	58.2	48.8
Goodwill	142.4	141.4
Intangible assets, net	39.3	40.8
Other assets	1.0	1.8

Total assets	$1,072.0	$814.8

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$46.2	$40.2
Accrued personnel costs	28.7	49.4
Deferred revenue	115.3	59.5
Other accrued liabilities	43.6	42.5
Payables to related parties	18.5	16.7

Total current liabilities	252.3	208.3
Senior notes	25.0	25.0
Subordinated notes	442.2	240.0
Accrued pension costs	29.0	25.7
Non-current deferred tax liability	21.1	29.5
Non-current deferred revenue	94.2	89.8
Other liabilities	34.3	39.9

Total liabilities	898.1	658.2

Mezzanine equity
Warrants underlying common stock	10.2	—

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series B and C	94.0	130.1
Additional paid-in capital	358.1	356.0
Common stock in treasury, at cost	(643.6)	(662.0)
Accumulated other comprehensive loss	(0.7)	(1.1)
Deferred stock compensation	(3.3)	(1.0)
Common stock issuable	4.6	2.6
Retained earnings	353.3	330.7

Total stockholders’ equity	163.7	156.6

Total liabilities and stockholders’ equity	$1,072.0	$814.8